Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) made effective as of the 15st day of May, 2009 (the “Effective Date”) by and between GUARDIAN ZONE TECHNOLOGIES, INC., a Delaware corporation with principal offices located at 17 Woodside Road, Chagrin Falls, Ohio 44023 (the “Corporation”), and THOMAS J. RADU, residing at _______________________________________________ (“Executive”).

W I T N E S S E T H :

WHEREAS, the Corporation desires to employ Executive as Chief Operating Officer, and Executive desires to undertake such employment, upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment of Executive.  Subject to the terms and provisions of this Agreement, the Corporation hereby employs Executive as its Chief Operating Officer to perform such duties on behalf of the Corporation consistent therewith as determined from time to time by the Corporation’s Chief Executive Officer.  In performing such duties Executive will report directly to the Chief Executive Officer.  Executive shall at all times act with integrity and in a manner that is consistent and in accordance with the policies and procedures, and in the best interests, of the Corporation.

2. Acceptance of Employment; Board Nomination; Full Time and Attention.  Subject to the terms and provisions of this Agreement, Executive hereby accepts such employment.  Executive agrees that throughout the Employment Term (as hereinafter defined), he will devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and will perform the duties described in Section 1 hereof.  During the Employment Term, Executive shall be subject to, observe and carry out such rules, regulations and policies as the Corporation may from time to time establish and that are generally applicable to senior executives of the Corporation.  During the Employment Term, Executive shall not directly or indirectly, without the prior written consent of the CEO, accept (i) serve on corporate, civic or charitable boards or committees (other than in contravention of Section 8(a) hereof) with or without compensation and (ii) participate in professional organizations, so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.  Executive represents that he is not a party to any agreement that restricts his right or ability to freely carry out his duties hereunder.

3. Employment Term.  Executive’s employment hereunder shall be for a term of three years commencing on the Effective Date (the “Term”), unless sooner terminated as hereinafter provided. This Agreement shall renew for successive one-year periods upon the mutual consent of the Executive and the Corporation (the Term and any and all renewals for a one-year period shall collectively be referred to herein as the “Employment Term”).

4.                      Compensation.

(a) As compensation for his services hereunder, the Corporation shall pay to Executive a base salary of One Hundred Twenty Thousand Dollars ($120,000) per annum (the “Base Salary”), payable in accordance with the Corporation’s customary payroll practices but in no event less frequently than semi-monthly, subject to Section 4(d) hereof.  The Base Salary shall be reviewed no less frequently than annually during the Employment Term for increase in the sole discretion of the Board.

(b) In addition to the Base Salary, Executive shall be entitled to receive such bonus as the Board may in its sole discretion determine, subject to Section 4(d) hereof.

(c) All payments to Executive pursuant to this Agreement shall be subject to applicable withholding and other employment taxes imposed by law.

5.                      Additional Benefits.  In addition to the compensation payable to Executive under Section 4 hereof, during the Employment Term, he shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof (such terms and conditions to be generally applicable to all employees or senior executives of the Corporation), in any profit sharing, stock option, pension, retirement, hospitalization, insurance, disability, medical service, bonus or other employee benefit plan, program, policy or arrangement generally available to the employees, or provided to other senior executives, of the Corporation from time to time. Executive’s participation in the benefits pursuant to this Section 5 shall be at a level, and upon terms and conditions, provided to the Corporation’s senior executives from time to time.

6.                      Reimbursement of Expenses.  Upon Executive’s submission to the Board of appropriate receipts or vouchers, the Board shall reimburse Executive in accordance with applicable policies of the Corporation for business expenses determined by the Board to be reasonable and necessary and incurred by Executive in connection with Executive’s employment on behalf of the Corporation.

7.                      Vacation.  Executive shall be entitled to annual paid vacation of twenty (20) days in each calendar year in accordance with the Corporation’s policies in effect from time to time.

8.                      Restrictive Covenants.  In consideration of the Corporation’s entering into this Agreement and Executive’s exposure to Confidential Information (as hereinafter defined), Executive and the Corporation agree that

(a)           during the Employment Term and until the one-year anniversary of the end of the Employment Term, Executive will not directly or indirectly own, manage, operate, join, control, participate in, invest in or otherwise be connected with, in any manner, whether as an officer, director, shareholder, employee, partner, venturer, investor or otherwise, any entity that competes directly with the Corporation;  and

(b)           during the Employment Term and until the one-year anniversary of  either the end of the Employment Term or the termination of Executive, Executive will not for Executive or on behalf of any other person, partnership, corporation or other entity, directly or indirectly or by action together with others, (i) call on any customer of the Corporation or licensee of the Corporation’s products for the purpose of diverting or taking away any of such individuals or any of the Corporation’s business and/or revenues directly related to such individuals or (ii) solicit or induce any person who is or was an employee of the Corporation during the one-year period prior to the Executive’s termination or the end of the Employment Term, to terminate or reduce the nature or scope of such employee’s relationship with the Corporation, other than in the ordinary course of Executive’s performance of his duties hereunder;  and

(c)           Executive will not make any materially disparaging statements, orally or in writing,  to any third party about the Corporation, ,including, but not limited to, the Corporation’s customers, licensees, shareholders, investors, employees, Board members, products or operations.  This Section 8(c) shall survive the termination of Executive’s employment by the Corporation or the  expiration of the Employment Term, but shall not apply to communications between Executive and Executive’s family, accountants, advisors, agents, representatives and attorneys, or as expressly authorized by law or lawful process.

Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Executive’s holdings therein represent less than five percent (5%) of the total number of shares or principal amount of the securities of such issuer outstanding.

Executive acknowledges that the provisions of this Section 8 are reasonable and necessary for the protection of the Corporation and its intellectual property and that each provision, and the period of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible.  In the event that any provision of this Section 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

9.                      Confidential Information; Assignment of Inventions; Notifications.

(a)           Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean all trade secrets, copyrights, patents, technical data, know-how or any other proprietary information pertaining to the Corporation’s business, customers or suppliers or information pertaining to any aspect of the Corporation’s business which is information not known by actual or potential competitors of the Corporation, in whatever form, whether or not marked as “confidential,” including without limitation all inventions, reports, investigations, research and development, drawings, designs, plans, proposals, codes, marketing and sales information, financial projections, cost summaries, pricing formulae, product development and design information, information concerning business or product acquisitions, strategic plans, customer lists, pricing data, databases, programs, algorithms, software (including without limitation source and object code and design and user documentation), systems, programs, procedures, techniques, manuals, customer information, specifications, test results and lists disclosed to, created  or otherwise known by, or in the possession of Executive.

(b)           Confidentiality Obligation.  Executive acknowledges and agrees that as between the Corporation and Executive, the Corporation owns all right, title and interest in and to the Confidential Information.  As a portion of the consideration for the employment of Executive by the Corporation, Executive agrees at all times during the Employment Term and thereafter to hold in strictest confidence, and not to disclose or knowingly allow to be disclosed to any third party, or to use or knowingly allow to be used, any Confidential Information, except as necessary to perform Executive’s duties hereunder, and then only according to the Corporation’s policies and procedures relating to disclosure of Confidential Information, or as otherwise required by law.  Executive will immediately notify the Board upon discovery or knowledge of any actual or potential unauthorized use or disclosure of Confidential Information.

(c)           Third Party Information.  Executive acknowledges that the Corporation has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or not to use it except as necessary in carrying out Executive’s duties and responsibilities hereunder consistent with the Corporation’s agreement with such third party.

(d)           Exceptions.  The provisions of this Section 9 shall not apply to any Confidential Information which shall (i) have become public knowledge other than by breach of this Agreement or any other agreement between the Corporation and Executive, (ii) have been known to or in the possession of Executive with the full right to disclose prior to his receipt from the Corporation, or (iii) have been disclosed to Executive, other than under an obligation of confidentiality, by a third party which to the best of Executive’s knowledge had no obligation to the Corporation not to disclose such information to others.

(e)           Assignment of Inventions; Sale of Inventions.  Executive agrees that he will promptly make full written disclosure to the Board regarding, will hold in trust for the sole right and benefit of the Corporation, and hereby assigns to the Corporation, or its designee, all his right, title and interest throughout the world in and to, any and all inventions, original works of authorship, developments, concepts, ideas, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws (“Inventions”), which Executive solely or jointly conceives or develops or reduces to practice, or causes to be conceived or developed or reduced to practice, during the  Employment Term,  or with the use or assistance of the Corporation’s facilities, materials or personnel, except as provided in Section 9(d) above.  Executive further acknowledges that all Inventions which are made by Executive (solely or jointly with others) during the Employment Term are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by Executive’s salary.

(f)           Maintenance of Records.  Executive agrees to keep and maintain adequate and current written records of the business operations of the Corporation, including, but not limited to, records of all financial matters, customers and Inventions..  Such records, as well as all other memoranda, notes, records, data and other documents composed by or made available to the Executive during the Employment Term (collectively, the “Records”) will be available to all members of the Board and remain the sole property of the Corporation at all times.  Executive agrees not to remove the Records from the Corporation’s place of business except as expressly permitted by Corporation policy which may, from time to time, be revised at the sole election of the Board  for the purpose of furthering the Corporation’s business.

(g)           Patent and Copyright Rights.  Executive agrees to assist the Corporation, or its designee, at the Corporation’s expense, in every necessary and proper way to secure the Corporation’s rights in the Inventions, and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Corporation shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  Executive agrees that if the Corporation is unable because of Executive’s mental or physical incapacity or unavailability or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Corporation as described above, Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by Executive.  Executive hereby waives and irrevocably quitclaims to the Corporation any and all claims, of any nature whatsoever, which Executive now or hereafter may have for infringement of any and all proprietary rights assigned to the Corporation.

(h)           Return of Materials Upon Termination.  Executive agrees that at the time of termination of his employment under this Agreement, Executive will deliver to the Corporation (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all Confidential Information, Records, and any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents and property, and reproductions of any aforementioned items developed, used and/or possessed by Executive pursuant to his employment by the Corporation  or otherwise belonging to the Corporation, its successors or assigns.  Executive further agrees that any property situated on the Corporation’s premises and owned by the Corporation, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by members of the Board at any time with or without notice.  In the event of a termination of the employment of Executive by the Corporation, Executive agrees to sign and deliver a Termination Certification in the form attached hereto as Exhibit A.

(i)           Former Employer Information.  Executive represents that Executive’s performance of all of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or trust prior or subsequent to  the Employment Term, and Executive will not disclose to the Corporation, or induce the Corporation to use, any inventions, confidential or proprietary information or material belonging to any  previous employer or any other party.

(j)           Notification to Other Parties.  In the event that Executive leaves the employ of the Corporation, Executive hereby consents to notification by the Corporation to Executive’s new employer of Executive’s covenants under Sections 8 and 9 of this Agreement.

(k)           Facilitation of Agreement. Executive agrees to execute promptly any proper oath or verify any proper document required to carry out the terms of this Section 9 upon the Corporation’s written request to do so.

(l)           Conflicts. Executive acknowledges that he has not entered into, and will not enter into, any oral or written agreement in conflict with any of the provisions of this Section 9.

10.                      Equitable Relief.  The parties hereto acknowledge that Executive’s services are unique and that, in the event of a breach or a threatened breach by Executive of any of his obligations under this Agreement, the Corporation will not have an adequate remedy at law.  Accordingly, in the event of any such breach or threatened breach by Executive, the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof.  Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

11.                      Termination.  Executive’s employment with the Corporation and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the “Termination Date”):

(a)           The death of Executive (“Death”).

(b)           The termination of Executive’s employment by the Corporation for Cause upon written notice (the “Cause Notice”) to Executive specifying the conduct constituting Cause.  As used herein, “Cause” shall mean:  (i) any breach of Executive’s obligations under this Agreement; (ii) fraud, theft, or gross malfeasance on the part of the Executive, including without limitation, conduct of a felonious or criminal nature, conduct involving moral turpitude, embezzlement, or misappropriation of assets; (iii) an act, omission or other conduct by the Executive which is inconsistent with the Executive’s position and/or which results or is reasonably likely to result, in the  opinion of the Board, in an adverse effect (financial or otherwise) on the business or reputation of the Corporation or any of its subsidiaries, divisions, or affiliates; and (iv) the Executive’s failure or refusal to perform, or the negligent performance of, his duties.

(c)           The termination of Executive’s employment by the Corporation for Disability.  As used herein, “Disability” shall mean Executive’s inability, as reasonably determined by the Board, to perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity for a total of one hundred eighty (180) calendar days in any twelve (12) month period.

(d)           The termination of Executive’s employment by the Corporation Without Cause.  As used herein, “Without Cause” shall mean termination of Executive’s employment by the Corporation other than for (i) Cause, (ii) Death, or (iii) Disability.

12.                      Termination Payments.  If Executive’s employment with the Corporation terminates, the Corporation’s, its subsidiaries’ and its affiliates’ sole obligation hereunder shall be to pay Executive (i) any accrued and unpaid Base Salary as of the Termination Date and (ii) an amount equal to such reasonable and necessary business expenses incurred by Executive pursuant to Section 6 of this Agreement in connection with Executive’s employment on behalf of the Corporation on or prior to the Termination Date but not previously paid to Executive.

13.                      Executive Covenants.  The Executive agrees to keep the terms of this Agreement confidential and not to provide copies of this Agreement to, or to disclose any of the terms and conditions of this Agreement to, anyone not a party to this Agreement except as may be required by law, in connection with a legal action involving this Agreement or to Executive’s immediate family members, bankers, accountants, advisors, representatives or attorneys who agree to be bound by this confidentiality provision.

14.                      Survival of Provisions.  Neither the termination of this Agreement nor of Executive’s employment hereunder shall terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination.

15.                      Entire Agreement; Amendment.  This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements or understandings, oral and written, relative to said subject matter.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto.

16.                      Notices.  Any notice required, permitted or desired to be given to any party hereto pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or by responsible overnight delivery service or sent by certified mail, return receipt requested, postage and fees prepaid, if to the Board at___________________________, and if to Executive at his address set forth above.  Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 16.  The date of the giving of any notice hand delivered or delivered by responsible overnight carrier shall be the date of its delivery and the date of giving of any notice sent by mail shall be the date five (5) days after the date of the posting of the mail.

17.                      No Assignment; Binding Effect.   Neither this Agreement, nor any of the rights, interests or obligations hereunder, including the right to receive any payments hereunder, may be transferred or assigned (by operation of law or otherwise) by Executive.  This Agreement may not be assigned by the Corporation other than to an entity which (a) directly or indirectly controls, is controlled by or under common control with the Corporation, or which is a successor in interest to substantially all of the business operations of the Corporation and (b) assumes in writing, at the time of the assignment, the Corporation’s obligation to perform this Agreement.  The Corporation shall provide Executive with written notice within ten (10) days of any such assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Executive and his heirs, executors and administrators and upon the Corporation and its successors (including, without limitation, by way of merger) and assigns.

18.                      Waivers.  No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have consented thereto.  Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

19.                      Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio.

20.                      Invalidity.  If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

21.                      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original instrument, but each of which when taken together shall constitute one and the same instrument.

22.                      Voluntary Execution; Advice of Counsel.  Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement and that Executive understands and will fully and faithfully comply with such provisions.  Executive further acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this __15_ day of May, 2009.

GUARDIAN ZONE TECHNOLOGIES, INC.

By:               /s/ David Wible
Title: David Wible
Chief Executive Officer

      /s/ Thomas J. Radu
THOMAS J. RADU